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                                                                     EXHIBIT 99


                                                                 Sept. 27, 2005

                                                                       CONTACT:

                                                                    ROBIN YOCUM
                                                                   614.219.2157
                                                             CELL: 614.378.3286


FOR IMMEDIATE RELEASE


                            LINDEMAN NAMED PRESIDENT

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MAX & ERMA'S ANNOUNCES
SENIOR LEVEL PROMOTIONS
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         COLUMBUS, OHIO - Max & Erma's President & CEO Todd B. Barnum today announced the promotions of three long-time employees to senior leadership positions. They are:

         o        Rob Lindeman has been named president.

         o        Jim Howenstein has been named chief operations officer.

         o Mary Hamill has been named vice president of human resources and information technology.

         The promotions are effective Oct. 31.

         "This is a very positive move for the future growth of Max & Erma's," said Barnum, the company co-founder who will retain his positions as chairman and CEO. "We have a long-term strategy for growth and management succession. This puts us in a very positive position. And, what makes this announcement particularly rewarding is that we didn't have to go searching to fill these positions. We've grown our talent from the ground up. These are folks who began in the restaurants, learned the trade, and through hard work began assuming leadership assignments."

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         A Dayton native, Lindeman has been with Max & Erma's since 1990 when he joined the company as a waiter and bartender. He worked his way up to assistant manager, general manager and regional manager before being promoted to vice president of franchising in 1998. In 2003, he was named executive vice president and chief development officer.

         As president, Lindeman's responsibilities will include oversight of all departments but finance. Those will include his current responsibilities of development, franchising and marketing.

         Lindeman has a bachelor's degree in business administration from Mt. Vernon Nazarene University and an MBA from Franklin University. He is a board member of National Church Residences.

         Howenstein joined Max & Erma's in 1990 as a waiter in his hometown of Pittsburgh. He served as an assistant manager, general manager and regional manager. He was promoted to regional vice president in May 2002.

         In November 2003, he was promoted to vice president of operations.

         Howenstein is a member of the American Beverage Institute and the Purdue University advisory board.

         Hamill has been with Max & Erma's since 1986, starting as a server in Columbus. She moved to the corporate headquarters in 1995 to head the company's software training program. She was named director of training in 1996 and added human resources to her responsibilities in 2003.

         Hamill has a bachelor's degree in mathematics from Ohio State
University.

         Headquartered in Columbus, Ohio, Max & Erma's entered its fourth decade in business in 2003. From a single, neighborhood restaurant that opened in 1972 in the German Village section of Columbus, Max & Erma's has grown to more than 100 company-owned and franchise casual dining restaurants. Traditionally a Midwest and Southeast chain, Max & Erma's began moving into the West in 2005 when it signed a franchise deal in Nevada. The company is traded on the NASDAQ National Market System under the symbol, MAXE.


                                       M&E